Exhibit 99.6

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2019 and 2018

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2019	December 31, 2018 (1)
(in millions)
Assets
Cash and cash equivalents	$7.1	$109.3
Accounts receivable—affiliate:
From contracts with customers	75.8	67.3
Other receivables	0.1	0.5
Other current assets	7.7	3.3
Total current assets	90.7	180.4
Equity investments	104.9	67.3
Property, plant and equipment, net	2,937.8	2,735.3
Long-term receivable—affiliate	1.2	1.3
Other noncurrent assets	6.0	6.9
Total assets	$3,140.6	$2,991.2
Liabilities
Accounts payable—trade	$22.8	$18.6
Accounts payable—affiliate	44.5	15.8
Accrued liabilities	69.3	85.6
Current maturities of long-term debt	15.0	11.3
Other current liabilities	6.6	6.8
Total current liabilities	158.2	138.1
Long-term debt	1,136.6	969.8
Other noncurrent liabilities	14.6	7.2
Total liabilities	1,309.4	1,115.1
Partners' capital—Hess Corporation	595.3	655.5
Partners' capital—GIP	744.5	648.8
Noncontrolling interest	490.8	502.1
Accumulated other comprehensive income	0.6	1.2
Net parent investment	-	68.5
Total partners' capital	1,831.2	1,876.1
Total liabilities and partners' capital	$3,140.6	$2,991.2

(1) Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018 (1)	2019	2018 (1)
(in millions)
Revenues
Affiliate services	$214.9	$183.6	$594.5	$526.2
Other income	-	0.2	0.3	0.6
Total revenues	214.9	183.8	594.8	526.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	71.9	50.2	184.1	137.9
Depreciation expense	36.0	31.5	105.0	93.5
General and administrative expenses	7.7	3.1	19.4	9.3
Total costs and expenses	115.6	84.8	308.5	240.7
Income from operations	99.3	99.0	286.3	286.1
Interest expense, net	12.4	12.9	44.2	40.1
Earnings from equity investments	0.5	-	0.5	-
Gain on sale of property, plant and equipment	-	-	-	0.6
Net income	87.4	86.1	242.6	246.6
Less: Net income attributable to net parent investment	-	2.4	0.4	5.9
Less: Net income attributable to noncontrolling interest	17.8	18.3	50.6	52.4
Net income attributable to Hess Infrastructure Partners LP	$69.6	$65.4	$191.6	$188.3

(1) Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018 (1)	2019	2018 (1)
(in millions)
Net income	$87.4	$86.1	$242.6	$246.6
Effect of hedge (gains) losses reclassified to income	(0.2)	(0.1)	(0.6)	(0.2)
Total other comprehensive income (loss)	(0.2)	(0.1)	(0.6)	(0.2)

Comprehensive income	87.2	86.0	242.0	246.4
Less: Comprehensive income attributable to net parent investment	-	2.4	0.4	5.9
Less: Comprehensive income attributable to noncontrolling interest	17.8	18.3	50.6	52.4
Comprehensive income attributable to Hess Infrastructure Partners LP	$69.4	$65.3	$191.0	$188.1

(1) Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(UNAUDITED)

				Accumulated
			Non-	Other	Net
	Hess		Controlling	Comprehensive	Parent
	Corporation	GIP	Interest	Income	Investment (1)	Total (1)
(in millions)
Balance, December 31, 2018	$655.5	$648.8	$502.1	$1.2	$68.5	$1,876.1
Net income	31.7	31.6	17.1	-	0.4	80.8
Unit-based compensation	-	-	0.3	-	-	0.3
Other comprehensive income (loss)	-	-	-	(0.2)	-	(0.2)
Distributions to noncontrolling interest	-	-	(20.2)	-	-	(20.2)
Acquisition of Hess Water Services	(156.1)	-	-	-	(68.9)	(225.0)
Balance, March 31, 2019	$531.1	$680.4	$499.3	$1.0	$-	$1,711.8
Net income	29.4	29.3	15.7	-	-	74.4
Unit-based compensation	-	-	0.3	-	-	0.3
Other comprehensive income (loss)	-	-	-	(0.2)	-	(0.2)
Distributions to noncontrolling interest	-	-	(21.0)	-	-	(21.0)
Balance, June 30, 2019	$560.5	$709.7	$494.3	$0.8	$-	$1,765.3
Net income	34.8	34.8	17.8		-	87.4
Unit-based compensation	-	-	0.5	-	-	0.5
Other comprehensive income (loss)	-	-	-	(0.2)	-	(0.2)
Distributions to noncontrolling interest	-	-	(21.8)	-	-	(21.8)
Balance, September 30, 2019	$595.3	$744.5	$490.8	$0.6	$-	$1,831.2

(1) Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(UNAUDITED)

				Accumulated
			Non-	Other	Net
	Hess		Controlling	Comprehensive	Parent
	Corporation	GIP	Interest	Income	Investment (1)	Total (1)
(in millions)
Balance, December 31, 2017	$687.1	$689.6	$506.0	$1.6	$68.0	$1,952.3
Net income	29.7	29.8	16.7	-	1.5	77.7
Unit-based compensation	-	-	0.1	-	-	0.1
Distributions to noncontrolling interest	-	-	(17.5)	-		(17.5)
Other contributions from (distributions to) parent, net	-	-	-	-	(1.9)	(1.9)
Balance, March 31, 2018	$716.8	$719.4	$505.3	$1.6	$67.6	$2,010.7
Net income	31.7	31.7	17.4	-	2.0	82.8
Unit-based compensation	-	-	0.3	-	-	0.3
Other comprehensive income (loss)	-	-	-	(0.1)	-	(0.1)
Distributions to noncontrolling interest	-	-	(18.2)	-		(18.2)
Other contributions from (distributions to) parent, net	-	-	-	-	(0.3)	(0.3)
Balance, June 30, 2018	$748.5	$751.1	$504.8	$1.5	$69.3	$2,075.2
Net income	32.7	32.7	18.3	-	2.4	86.1
Unit-based compensation	-	-	0.3	-	-	0.3
Other comprehensive income (loss)	-	-	-	(0.1)	-	(0.1)
Distributions to noncontrolling interest	-	-	(19.0)	-		(19.0)
Other contributions from (distributions to) parent, net	-	-		-	(0.6)	(0.6)
Balance, September 30, 2018	$781.2	$783.8	$504.4	$1.4	$71.1	$2,141.9

(1) Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2019	2018 (1)
(in millions)
Cash flows from operating activities
Net income	$242.6	$246.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	105.0	93.5
(Gain) loss on sale of property, plant and equipment	-	(0.6)
(Gain) loss on interest rate swaps	(0.6)	(0.2)
Earnings from equity investments	(0.5)	-
(Increase) decrease in capitalized interest	(4.1)	-
Amortization of deferred financing costs	3.8	3.6
Unit-based compensation	1.1	0.7
Changes in assets and liabilities:
Accounts receivable—affiliate	(7.6)	(10.3)
Other current and noncurrent assets	(4.7)	(0.9)
Accounts payable—trade	3.7	-
Accounts payable—affiliate	(1.5)	(3.4)
Accrued liabilities	-	5.6
Other current and noncurrent liabilities	(2.8)	(2.2)
Net cash provided by (used in) operating activities	334.4	332.4
Cash flows from investing activities
Payments for equity investments	(33.0)	(67.3)
Acquisitions from Hess	(68.9)	-
Acquisitions from third parties, net of cash acquired	(89.2)	-
Proceeds from sale of property, plant and equipment	-	1.6
Additions to property, plant and equipment	(194.9)	(168.9)
Net cash provided by (used in) investing activities	(386.0)	(234.6)
Cash flows from financing activities
Proceeds from (repayments of) bank borrowings—revolver	176.0	-
Repayments of bank borrowings—term loan	(7.5)	-
Capital distributions to Hess associated with acquisitions	(156.1)	-
Financing costs	-	(1.0)
Distributions to noncontrolling interest	(63.0)	(54.7)
Other contributions from (distributions to) partners	-	(2.8)
Net cash provided by (used in) financing activities	(50.6)	(58.5)
Net increase (decrease) in cash and cash equivalents	(102.2)	39.3
Cash and cash equivalents at beginning of period	109.3	355.7
Cash and cash equivalents at end of period	$7.1	$395.0

(1) Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Prior period financial information has been retrospectively adjusted for the acquisition of Hess Water Services.

Note 1.  Description of Business

Hess Infrastructure Partners LP (“HIP” or the “Partnership”) is a 50/50 joint venture between Hess Corporation (“Hess”) and GIP II Blue Holding Partnership, LP (“GIP”) formed to own, operate, develop and acquire a diverse set of midstream assets to provide fee‑based services to Hess and third‑party customers.

On April 10, 2017, the Partnership completed an initial public offering (“IPO”) of 16,997,000 common units, representing 30.5% limited partner interests in its subsidiary, Hess Midstream Partners LP (“Hess Midstream Partners”), for net proceeds of approximately $365.5 million, after deducting the underwriters’ discounts and structuring fees of $25.4 million. In connection with the IPO, HIP LP contributed a 20% controlling economic interest in each of Hess North Dakota Pipeline Operations LP (“Gathering Opco”), Hess TGP Operations LP (“HTGP Opco”) and Hess North Dakota Export Logistics Operations LP (“Logistics Opco”) and a 100% economic interest in Hess Mentor Storage Holdings LLC (“Mentor Holdings”) (collectively, the “Joint Interest Assets”) to Hess Midstream Partners.

On January 25, 2018, the Partnership entered into a 50/50 joint venture with Targa Resources Corp. (“Targa”) to construct a new 200 million standard cubic feet per day gas processing plant called Little Missouri 4 (“LM4”). LM4 was placed in service in the third quarter of 2019. Targa is the operator of the plant.

On March 1, 2019, the Partnership acquired Hess’s existing Bakken water services business (“Hess Water Services”). See Note 3, Acquisitions.

On March 22, 2019, the Partnership acquired the crude oil, gas and water gathering assets of Summit Midstream Partners’ Tioga Gathering System. See Note 3, Acquisitions.

On October 4, 2019, Hess Midstream Partners announced a proposed transaction, including acquisition of the Partnership, incentive distribution rights simplification and conversion to an “Up-C” corporate structure. See Note 15, Subsequent Events.

Our assets and operations are organized into the following three segments: (1) gathering, (2) processing and storage and (3) terminaling and export (see Note 13, Segments).

The terms “we,” “our” and “us” as used in the footnotes refer collectively to HIP LP unless the context suggests otherwise. These terms are used for convenience only and are not intended as a precise description of any separate legal entity within the Partnership.

Note 2.  Basis of Presentation

Presentation. The consolidated financial statements included in this report reflect all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of our consolidated financial position at September 30, 2019 and December 31, 2018, the consolidated results of operations for the three and nine months ended September 30, 2019 and 2018, and consolidated cash flows for the nine months ended September 30, 2019 and 2018. The unaudited results of operations for the interim periods reported are not necessarily indicative of the results to be expected for the full year.

The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim reporting. Accordingly, certain notes or other financial information that are normally required by U.S. GAAP have been condensed or omitted from these interim consolidated financial statements. These statements, therefore, should be read in conjunction with the Partnership’s annual audited consolidated financial statements and related notes for the year ended December 31, 2018.

The acquisition of Hess Water Services from Hess was accounted for as an acquisition of a business under common control. Accordingly, our consolidated financial statements prior to the acquisition date of March 1, 2019 were retrospectively recast to include the financial results of Hess Water Services.

Common Control Transactions. Assets and businesses acquired from Hess and its subsidiaries are accounted for as common control transactions whereby the net assets acquired are combined with net assets of the Partnership at Hess’s historical carrying value. If any recognized consideration transferred in such a transaction exceeds the carrying value of the net assets acquired, the excess is treated as a capital distribution to Hess, similar to a dividend. To the extent that such transactions require prior periods to be retrospectively adjusted, historical net equity amounts prior to the transaction date are reflected in “Net Parent Investment.” Cash consideration up to the carrying value of net assets acquired is presented as an investing activity in our

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

consolidated statement of cash flows. Cash consideration in excess of the carrying value of net assets acquired is presented as a financing activity in our consolidated statement of cash flows.

Equity Investments. We account for our investment in LM4 under the equity method of accounting, as we do not control, but have a significant influence over, its operations. Through September 30, 2019, we contributed $100.3 million of cash for our gross interest in LM4 and capitalized $4.1 million of interest expense associated with our investment in LM4. Difference in the basis of the investment and the underlying net asset value of the equity investee is amortized into net income over the remaining useful lives of the underlying assets. Earnings from equity investments represent our proportionate share of net income generated by the equity investee.

Net Parent Investment. In the accompanying consolidated financial statements, Net parent investment represents Hess’s historical investment in Hess Water Services, the accumulated net earnings through the date when we obtained control of Hess Water Services, and the net effect of transactions between Hess and Hess Water Services. Retrospectively adjusted financial information from prior to the acquisition of Hess Water Services is included in Net parent investment.

Income Taxes. We are not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we do not provide for income tax benefit or expense. Each partner is subject to income taxes on its share of the Partnership’s earnings.

Summary of Significant Accounting Policies

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-02, Leases, as a new Accounting Standards Codification (“ASC”) Topic, ASC 842. We adopted ASC 842 on January 1, 2019 using the modified retrospective method. Accordingly, comparative financial statements for periods prior to the adoption date of ASC 842 were not affected. In addition, we have elected to apply the ‘package’ of practical expedients allowing us to avoid reassessing whether existing contracts are (or contain) leases, whether the lease classification for existing leases would differ under ASC 842, and whether initial direct costs incurred for existing leases are capitalizable under ASC 842. Finally, we have elected to apply the practical expedient allowing us to avoid reassessing land easements that were not previously accounted for as leases under ASC 840. We have not elected the ‘hindsight’ practical expedient when determining lease term. As a result, no cumulative effect adjustment to Partners’ capital was recognized.

Leases. We determine if an arrangement is a lease at inception. Operating lease right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease right-of-use asset includes any initial direct costs and excludes lease incentives received. The lease term used in measurement of our lease obligations may include periods covered by an option to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Partnership has elected not to recognize lease assets and lease liabilities for leases with a term of 12 months or less for all classes of underlying assets. Our lease agreements may include lease and non-lease components, which are generally accounted for separately.

As of September 30, 2019, we had $0.8 million of operating lease right-of-use assets included within other noncurrent assets on our consolidated balance sheet. Operating lease liabilities were $0.2 million and $0.6 million included within other current liabilities and other noncurrent liabilities, respectively, on our consolidated balance sheet. As of September 30, 2019, we did not have any finance leases.

Note 3.  Acquisitions

Tioga System Acquisition

On March 22, 2019, the Partnership acquired 100% of the membership interest in Tioga Midstream Partners LLC from Summit Midstream Partners, LP that owns oil, gas, and water gathering assets (the “Tioga System Acquisition”). The transaction was accounted for as an asset acquisition. The Tioga System, located in Williams County in western North Dakota, is complementary to the Partnership’s infrastructure, and is currently delivering volumes into the Partnership’s gathering system.

The Partnership paid $89.2 million in cash at closing, net of cash acquired, and recognized a contingent liability for additional potential payments of $10 million in future periods subject to certain performance metrics. The Partnership funded the purchase price through a combination of cash on hand and borrowings under its revolving credit facility.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The acquired Tioga System is included in our gathering segment (see Note 13, Segments).

Hess Water Services Acquisition

On March 1, 2019, the Partnership acquired 100% of the membership interest in Hess Water Services Holdings LLC that owns Hess’s existing Bakken water services business for $225.0 million in cash. The Partnership funded the purchase price through a combination of cash on hand and borrowings under its revolving credit facility. In connection with the Hess Water Services acquisition, we acquired the following:

(in millions)
Property, plant and equipment, net	$70.8
Working capital	$(1.2)
Asset retirement obligations	$(0.7)
Net assets acquired	$68.9

The transaction was accounted for as an acquisition of a business between entities under common control, and therefore, the related acquired assets and liabilities were transferred at Hess’s historical carrying value. We recognized $156.1 million of consideration in excess of the book value of net assets acquired as a capital distribution to Hess.

Hess Water Services is included in our gathering segment (see Note 13, Segments).

Retrospective Adjusted Information Tables

The following tables present our financial position, results of operations and cash flows giving effect to the acquisition of Hess Water Services. The results of Hess Water Services prior to the effective date of the acquisition are included in “Hess Water Services” and the consolidated results are included in “Consolidated Results” within the tables below. Hess Water Services did not have any items of other comprehensive income during the periods presented.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Consolidated Balance Sheet

	December 31, 2018
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Assets
Cash and cash equivalents	$109.3	$-	$109.3
Accounts receivable—affiliate:
From contracts with customers	62.2	5.1	67.3
Other receivables	0.5	-	0.5
Other current assets	3.3	-	3.3
Total current assets	175.3	5.1	180.4
Equity Investments	67.3	-	67.3
Property, plant and equipment, net	2,664.1	71.2	2,735.3
Long-term receivable—affiliate	1.3	-	1.3
Other noncurrent assets	6.9	-	6.9
Total assets	$2,914.9	$76.3	$2,991.2
Liabilities
Accounts payable—trade	$15.3	$3.3	$18.6
Accounts payable—affiliate	15.8	-	15.8
Accrued liabilities	81.8	3.8	85.6
Current maturities of long-term debt	11.3	-	11.3
Other current liabilities	6.8	-	6.8
Total current liabilities	131.0	7.1	138.1
Long-term debt	969.8	-	969.8
Other noncurrent liabilities	6.5	0.7	7.2
Total liabilities	1,107.3	7.8	1,115.1
Partners' capital—Hess Corporation	655.5	-	655.5
Partners' capital—GIP	648.8	-	648.8
Noncontrolling interest	502.1	-	502.1
Accumulated other comprehensive income	1.2	-	1.2
Net parent investment	-	68.5	68.5
Total partners' capital	1,807.6	68.5	1,876.1
Total liabilities and partners' capital	$2,914.9	$76.3	$2,991.2

(1) As previously reported.

(2) The financial position of Hess Water Services as of December 31, 2018.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Consolidated Statements of Operations

	Three Months Ended September 30, 2018
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Revenues and other income
Affiliate services	$169.3	$14.3	$183.6
Other income	0.2	-	0.2
Total revenues and other income	169.5	14.3	183.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	39.4	10.8	50.2
Depreciation expense	30.6	0.9	31.5
General and administrative expenses	2.9	0.2	3.1
Total costs and expenses	72.9	11.9	84.8
Income from operations	96.6	2.4	99.0
Interest expense, net	12.9	-	12.9
Net income	83.7	2.4	86.1
Less: Net income (loss) attributable to net parent investment	-	2.4	2.4
Less: Net income attributable to noncontrolling interest	18.3	-	18.3
Net income attributable to Hess Infrastructure Partners LP	$65.4	$-	$65.4
(1) As previously reported.
(2) Results of Hess Water Services for the three months ended September 30, 2018.

	Nine Months Ended September 30, 2018
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Revenues and other income
Affiliate services	$490.6	$35.6	$526.2
Other income	0.6	-	0.6
Total revenues and other income	491.2	35.6	526.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	111.1	26.8	137.9
Depreciation expense	90.8	2.7	93.5
General and administrative expenses	9.1	0.2	9.3
Total costs and expenses	211.0	29.7	240.7
Income from operations	280.2	5.9	286.1
Interest expense, net	40.1	-	40.1
Gain on sale of property, plant and equipment	0.6	-	0.6
Net income	240.7	5.9	246.6
Less: Net income (loss) attributable to net parent investment	-	5.9	5.9
Less: Net income attributable to noncontrolling interest	52.4	-	52.4
Net income attributable to Hess Infrastructure Partners LP	$188.3	$-	$188.3

(1) As previously reported.

(2) Results of Hess Water Services for the nine months ended September 30, 2018.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Consolidated Statement of Cash Flows

	Nine Months Ended September 30, 2018
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Cash flows from operating activities
Net income	$240.7	$5.9	$246.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	90.8	2.7	93.5
(Gain) loss on sale of property, plant and equipment	(0.6)	-	(0.6)
(Gain) loss on interest rate swaps	(0.2)	-	(0.2)
Amortization of deferred financing costs	3.6	-	3.6
Unit-based compensation	0.7	-	0.7
Changes in assets and liabilities:		-
Accounts receivable—affiliate	(6.7)	(3.6)	(10.3)
Other current and noncurrent assets	(1.0)	0.1	(0.9)
Accounts payable—trade	0.3	(0.3)	-
Accounts payable—affiliate	(3.4)	-	(3.4)
Accrued liabilities	3.0	2.6	5.6
Other current and noncurrent liabilities	(2.7)	0.5	(2.2)
Net cash provided by (used in) operating activities	324.5	7.9	332.4
Cash flows from investing activities
Payments for equity investments	(67.3)	-	(67.3)
Proceeds from sale of property, plant and equipment	1.6	-	1.6
Additions to property, plant and equipment	(163.9)	(5.0)	(168.9)
Net cash provided by (used in) investing activities	(229.6)	(5.0)	(234.6)
Cash flows from financing activities
Financing costs	(1.0)	-	(1.0)
Distributions to noncontrolling interest	(54.6)	(0.1)	(54.7)
Other contributions from (distributions to) partners	-	(2.8)	(2.8)
Net cash provided by (used in) financing activities	(55.6)	(2.9)	(58.5)
Net increase (decrease) in cash and cash equivalents	39.3	-	39.3
Cash and cash equivalents at beginning of period	355.7	-	355.7
Cash and cash equivalents at end of period	$395.0	$-	$395.0

(1) As previously reported.

(2) Cash flows of Hess Water Services for the nine months ended September 30, 2018.

Note 4.  Hess Midstream Partners LP

We consolidate the activities of Hess Midstream Partners, which is qualified as a variable interest entity (“VIE”) under U.S. GAAP. We have concluded that we are the primary beneficiary of the VIE, as defined in the accounting standards, since we have power, through our 100% ownership of Hess Midstream Partners’ general partner, to direct those activities that most significantly impact the economic performance of Hess Midstream Partners. The conclusion was based on a qualitative analysis that considered the governance structure, the voting rights established between the members which provide us the ability to control the operations of Hess Midstream Partners, and the absence of substantive kick‑out rights or substantive participating rights of limited partners over the general partner.

Hess Midstream Partners has a $300 million senior secured syndicated revolving credit facility, which became available for utilization at completion of the IPO (see Note 8, Debt and Interest Expense). Outstanding borrowings under this credit facility are non‑recourse to HIP LP.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 5.  Related Party Transactions

Commercial Agreements

Effective January 1, 2014, we entered into (i) gas gathering, (ii) crude oil gathering, (iii) gas processing and fractionation, (iv) storage services, and (v) terminal and export services fee‑based commercial agreements with certain subsidiaries of Hess. Effective January 1, 2019, in connection with the Hess Water Services Acquisition, we entered into long-term fee-based water services agreements with certain subsidiaries of Hess. In addition, in 2018, Hess Water Services had documented intercompany arrangements with certain subsidiaries of Hess pursuant to which it provided produced water gathering and disposal services and charged agreed-upon fees per barrel for the services performed.

Under our commercial agreements, we provide gathering, compression, processing, fractionation, storage, terminaling, loading, transportation and produced water disposal services to Hess, for which we receive a fee per barrel of crude oil, barrel of water, Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, delivered during each month, and Hess is obligated to provide us with minimum volumes of crude oil, water, natural gas and NGLs. These agreements also include inflation escalators and fee recalculation mechanisms that allow fees to be adjusted annually. We elected the practical expedient to recognize revenue in the amount to which we have a right to invoice as permitted under ASC 606, Revenue from Contracts with Customers. Due to this election and as the transaction price allocated to our unsatisfied performance obligations is entirely variable, we have elected the exemption provided by ASC 606 from the disclosure of revenue recognizable in future periods as our unsatisfied performance obligations are fulfilled.

In September 2018, we amended and restated our gas gathering and gas processing and fractionation agreements with Hess to enable us to provide certain services to Hess in respect of volumes to be delivered to and processed at the LM4 plant. Effective January 1, 2019, Hess pays us a combined processing fee per Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, for aggregate volumes processed (or to be processed) at LM4 and TGP. Except for the water services agreements and except for a certain gathering sub-system as described below, each of our commercial agreements with Hess retains its initial 10‑year term (“Initial Term”) and we have the unilateral right to extend each commercial agreement for one additional 10‑year term (“Secondary Term”). Initial Term for the water services agreements is 14 years and the Secondary Term is 10 years. The amended and restated gas gathering agreement also extends the Initial Term of the gathering agreement with respect to a certain gathering sub-system by 5 years to provide for a 15-year Initial Term and decreases the Secondary Term for that gathering sub-system by 5 years to provide for a 5-year Secondary Term. In addition, the fee recalculation mechanism continues to apply to the amended and restated agreements and, effective January 1, 2019, incorporates the revenues received and expected to be received by Hess from sourcing third-party dedicated production in order to further align the interests of us and Hess in promoting the growth of third-party volumes on our Bakken assets.

For the three and nine months ended September 30, 2019 and 2018, approximately 100% of our revenues were attributable to our fee‑based commercial agreements with Hess, including revenues from third‑party volumes contracted with Hess and delivered to us under these agreements. We retain control of our assets and the flow of volumes based on available capacity within our integrated gathering, processing and terminaling systems. Together with Hess, we are pursuing strategic relationships with third‑party producers and other midstream companies with operations in the Bakken in order to maximize our utilization rates.

During the three and nine months ended September 30, 2019, we earned $3.0 million and $6.5 million, respectively of minimum volume shortfall fee payments, compared with $11.5 million and $40.9 million for the three and nine months ended September 30, 2018, respectively. In addition, during the three and nine months ended September 30, 2019, we recognized, as part of affiliate revenues, $12.0 million and $24.1 million, respectively of reimbursements from Hess related to third‑party rail transportation costs, compared with $4.5 million and $12.1 million for the three and nine months ended September 30, 2018, respectively. Furthermore, during the three and nine months ended September 30, 2019, we recognized, as part of affiliate revenues, $14.5 million and $40.2 million, respectively of reimbursements from Hess related to third‑party produced water trucking and disposal costs, compared with $10.5 million and $25.9 million, for the three and nine months ended September 30, 2018, respectively. Finally, during the three and nine months ended September 30, 2019, we recognized, as part of affiliate revenues, $8.3 million and $23.2 million, respectively of reimbursements from Hess related to electricity fees, compared with $6.7 million and $20.1 million, for the three and nine months ended September 30, 2018, respectively. The related third-party rail transportation, produced water trucking and disposal costs and electricity fees were included in Operating and maintenance expenses in the accompanying unaudited consolidated statements of operations.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Revenue from contracts with customers on a disaggregated basis was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Oil and gas gathering services	$86.4	$82.6	$245.6	$243.0
Water gathering and disposal services	19.5	14.3	52.4	35.6
Processing and storage services	74.0	65.2	207.8	186.4
Terminaling and export services	35.0	21.5	88.7	61.2
Total revenues from contracts with customers	214.9	183.6	594.5	526.2
Other income	-	0.2	0.3	0.6
Total revenues	$214.9	$183.8	$594.8	$526.8

Omnibus and Employee Secondment Agreements

Under our omnibus and employee secondment agreements, Hess provides substantial operational and administrative services to us in support of our assets and operations. For the three and nine months ended September 30, 2019 and 2018, we had the following charges from Hess. The classification of these charges between operating and maintenance expenses and general and administrative expenses is based on the fundamental nature of the services being performed for our operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Operating and maintenance expenses	$13.4	$12.4	$36.3	$35.5
General and administrative expenses	3.7	1.9	10.5	5.1
Total	$17.1	$14.3	$46.8	$40.6

LM4 Agreements

Separately from our commercial agreements with Hess, effective January 24, 2018, we entered into a gas processing agreement with LM4 under which we deliver natural gas to LM4, and LM4 processes and redelivers certain volumes of residue gas and NGLs resulting from such processing services. The agreement has a 16-year initial term, after which it is automatically renewed for subsequent one-year terms unless terminated by either party. Under this agreement, we pay a processing fee per Mcf of natural gas and reimburse LM4 for our proportionate share of electricity costs. We are entitled to 50% of the available processing capacity of the LM4 gas processing plant. Should Targa not use all of the remaining processing capacity at the plant on any day, such unutilized portion of the available capacity will be available for our use. Regardless of the actual portion of the plant available capacity utilized by each joint venture member during a given period, under the LM4 amended and restated limited liability company agreement, profits and losses of the LM4 joint venture are allocated 50/50 between Targa and us. LM4 was placed in service in the third quarter of 2019.

During the three months ended September 30, 2019, we incurred $0.9 million of expenses under the LM4 gas processing agreement, which are included in Operating and maintenance expenses in the accompanying consolidated statements of operations. In addition, during the three months ended September 30, 2019, we recognized $0.5 million of earnings from equity investments, as presented in our accompanying consolidated statements of operations.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 6.  Property, Plant and Equipment

Property, plant and equipment, at cost, is as follows:

(in millions, except for number of years)	Estimated useful lives	September 30, 2019	December 31, 2018
Gathering assets
Pipelines	22 years	$1,293.4	$1,098.1
Compressors, pumping stations, and terminals	22 to 25 years	656.1	558.9
Gas plant assets
Pipelines, pipes and valves	22 to 25 years	460.0	460.0
Equipment	12 to 30 years	428.2	428.2
Buildings	35 years	182.3	182.3
Processing and fractionation facilities	25 years	188.2	185.5
Logistics facilities and railcars	20 to 25 years	385.5	385.8
Storage facilities	20 to 25 years	19.5	19.5
Other	20 to 25 years	11.2	11.4
Construction-in-progress	N/A	171.0	158.5
Total property, plant and equipment		3,795.4	3,488.2
Accumulated depreciation		(857.6)	(752.9)
Property, plant and equipment, net		$2,937.8	$2,735.3

Note 7.  Accrued Liabilities

Accrued liabilities are as follows:

(in millions)	September 30, 2019	December 31, 2018
Accrued capital expenditures	$36.1	$52.4
Accrued interest	5.7	16.9
Other accruals	27.5	16.3
Total	$69.3	$85.6

Note 8.  Debt and Interest Expense

Fixed‑Rate Senior Notes

In November 2017, we issued $800.0 million of 5.625% fixed‑rate senior notes due in February 2026 to qualified institutional investors. Hess Infrastructure Partners Finance Corporation, a direct wholly owned subsidiary of the Partnership, serves as co‑issuer of the notes, and the notes are guaranteed by certain subsidiaries of the Partnership. Interest is payable semi‑annually on February 15 and August 15. The Partnership used the net proceeds to repay borrowings of $479.8 million under its existing credit facilities, to fund a distribution of $50.0 million to its partners and retained the remaining proceeds for general partnership purposes.

Hess Infrastructure Partners LP Credit Facilities

At September 30, 2019, the Partnership had $800.0 million of senior secured syndicated credit facilities maturing November 2022, consisting of a $600.0 million 5-year revolving credit facility and a drawn $200.0 million 5-year Term Loan A facility. The revolving credit facility can be used for borrowings and letters of credit to fund the Partnership’s operating activities and capital expenditures. The credit facilities are guaranteed by certain of the Partnership’s wholly owned subsidiaries and secured by first‑priority perfected liens on substantially all of the Partnership’s and certain of its wholly owned subsidiaries’ directly owned assets, including its equity interests in certain subsidiaries, subject to customary exclusions. At September 30, 2019, borrowings of $165.0 million were outstanding under the Partnership’s revolving credit facility, and borrowings of $190.0 million, excluding deferred issuance costs, were outstanding under the Partnership’s Term Loan A facility.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Borrowings under the five‑year Term Loan A facility generally bear interest at the London Interbank Offered Rate “LIBOR” plus an applicable margin ranging from 1.55% to 2.50%, while the applicable margin for the five‑year syndicated revolving credit facility ranges from 1.275% to 2.000%. The interest rate is subject to adjustment based on the Partnership’s leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit agreement). If we obtain an investment grade credit rating, as defined in the credit agreement, both of the credit facilities will become unsecured and the guarantees will be released, and the pricing levels will be based on the credit ratings in effect from time to time. The credit facilities contain representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for agreements of this type, including covenants that require the Partnership to maintain a ratio of total debt to EBITDA (as defined in the credit agreement) for the prior four fiscal quarters of no more than 5.0 to 1.0 (5.5 to 1.0 during the specified period following certain acquisitions), and an interest coverage ratio (as defined in the credit agreement) for the prior four fiscal quarters of no less than 2.25 to 1.0. The credit agreement also includes a secured leverage ratio test not to exceed 3.75 to 1.0 for so long as the facilities remain secured. As of September 30, 2019, we were in compliance with these financial covenants.

Hess Midstream Partners LP Revolving Credit Facility

On March 15, 2017, Hess Midstream Partners entered into a four‑year, $300.0 million senior secured revolving credit facility that became available to us upon the closing of Hess Midstream Partners’ IPO on April 10, 2017. Borrowings on the credit facility generally bear interest at LIBOR plus an applicable margin of 1.275%. The interest rate is subject to adjustment based on Hess Midstream Partners’ leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit agreement). If Hess Midstream Partners obtains credit ratings, pricing levels will be based on Hess Midstream Partners’ credit ratings in effect from time to time. Hess Midstream Partners is subject to customary covenants in the credit agreement, including a financial covenant that generally requires a leverage ratio of no more than 4.5 to 1.0 for the prior four fiscal quarters. As of September 30, 2019, we were in compliance with all covenants. The credit facility is secured by first priority perfected liens on substantially all directly owned assets of Hess Midstream Partners and its wholly‑owned subsidiaries, including equity interests in subsidiaries, subject to certain customary exclusions. At September 30, 2019, borrowings of $11.0 million were outstanding under this facility.

On October 4, 2019, Hess Midstream Partners announced that, in conjunction with the proposed transaction, including acquisition of the Partnership, incentive distribution rights simplification and conversion into an “Up-C” corporate structure, our credit facilities will be retired, and Hess Midstream Partners will assume approximately $800 million of outstanding Hess Infrastructure Partners notes in a par-for-par exchange. In addition, Hess Midstream Partners will incur additional borrowings of approximately $960 million, resulting in expected total debt of $1.77 billion at the close of the transaction. See Note 15, Subsequent Events.

Fair Value Measurement

The carrying value of the amounts under the revolving credit facilities and the Term Loan A facility at September 30, 2019 and 2018 approximated their fair value. At September 30, 2019, outstanding amounts under the fixed-rate senior notes with a carrying value of $788.4 million had a fair value of approximately $836.9 million, based on Level 2 inputs in the fair value measurement hierarchy.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 9.  Cash Distributions

The following table details the distributions declared and/or paid for the periods presented. Hess Midstream Partners’ distributions are paid in the quarter following the end of each respective quarterly period.

(in millions) Type of Distributions	Period	Distributions to Hess Corporation	Distributions to GIP	Distributions to Noncontrolling Interest	Total Distributions
Hess Midstream Partners Quarterly Distributions	First Quarter 2018	$-	$-	$18.2	$18.2
Hess Midstream Partners Quarterly Distributions	Second Quarter 2018	$-	$-	$18.8	$18.8
Hess Midstream Partners Quarterly Distributions	Third Quarter 2018	$-	$-	$19.5	$19.5
HIP LP Distributions	Fourth Quarter 2018	$160.0	$162.0	$-	$322.0
Hess Midstream Partners Quarterly Distributions	Fourth Quarter 2018	$-	$-	$20.2	$20.2
Hess Midstream Partners Quarterly Distributions	First Quarter 2019	$-	$-	$21.0	$21.0
Hess Midstream Partners Quarterly Distributions	Second Quarter 2019	$-	$-	$21.7	$21.7
Hess Midstream Partners Quarterly Distributions	Third Quarter 2019(1)	$-	$-	$22.5	$22.5

(1)	For more information, see Note 15, Subsequent Events.

Note 10.  Unit-Based Compensation

In 2017, Hess Midstream Partners adopted the Hess Midstream Partners LP 2017 Long‑Term Incentive Plan (the “LTIP”). Awards under the LTIP are available for officers, directors and employees of Hess Midstream Partners’ general partner or its affiliates, and any individuals who perform services for Hess Midstream Partners. The LTIP provides Hess Midstream Partners with the flexibility to grant unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit‑based awards. The LTIP initially limits the number of common units that may be delivered pursuant to vested awards to 3,000,000 common units.

Under the LTIP, Hess Midstream Partners granted awards of phantom units with distribution equivalent rights to certain officers, employees and directors. These phantom units and distribution equivalent rights vest ratably over a three‑year period for officers and employees, and vest after one year for directors. Cash distributions on the phantom units accumulate and are paid upon vesting. Fair value of phantom units is based on the fair value of Hess Midstream Partners’ common units on the grant date.

Unit‑based award activity for the nine months ended September 30, 2019 was as follows:

	Number of Units	Weighted Average Award Date Fair Value
Outstanding and unvested units at December 31, 2018	114,237	$21.06
Granted	74,528	22.76
Forfeited	(290)	23.00
Vested	(48,278)	21.15
Outstanding and unvested units at September 30, 2019	140,197	$21.93

As of September 30, 2019, $2.2 million of compensation cost related to unvested phantom units awarded under the LTIP remains to be recognized over an expected weighted‑average period of 1.9 years.

Note 11.  Concentration of Credit Risk

Hess represented approximately 100% of our total revenues and accounts receivable for the three and nine months ended September 30, 2019 and 2018.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 12.  Commitments and Contingencies

Environmental Contingencies

The Partnership is subject to federal, state and local laws and regulations relating to the environment. As of September 30, 2019, our reserves for estimated remediation liabilities included in Accrued liabilities and Other noncurrent liabilities were $0.1 million and $2.8 million, respectively, compared with $0.6 million and $2.0 million, respectively, as of December 31, 2018.

Legal Proceedings

In the ordinary course of business, the Partnership is from time to time party to various judicial and administrative proceedings. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of a known contingency, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued.

As of September 30, 2019 and December 31, 2018, we did not have material accrued liabilities for any legal contingencies. Based on currently available information, we believe it is remote that the outcome of known matters would have a material adverse impact on our financial condition, results of operations or cash flows.

Lease Obligations

From time to time, we enter into certain lease contracts in connection with ongoing business activities. As of September 30, 2019, we have future minimum lease payments of $0.2 million for the year ended December 31, 2019 and $0.6 million of minimum lease payments for the years thereafter.

Note 13.  Segments

Our operations are located in the United States and are organized into three reportable segments: (1) gathering, (2) processing and storage and (3) terminaling and export. Our reportable segments comprise the structure used by our Chief Operating Decision Maker (“CODM”) to make key operating decisions and assess performance. These segments are strategic business units with differing products and services. Our CODM evaluates the segments’ operating performance based on multiple measures including Adjusted EBITDA, defined as net income (loss) before net interest expense, income tax (benefit), depreciation and amortization and our proportional share of depreciation of our equity affiliates, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as other income and other non‑cash, non‑recurring items, if applicable.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following tables reflect certain financial data for each reportable segment:

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Three Months Ended September 30, 2019
Revenues and other income	$105.9	$74.0	$35.0	$-	$214.9
Net income (loss)	46.5	42.8	14.3	(16.2)	87.4
Net income (loss) attributable to Hess Infrastructure Partners LP	37.6	34.2	11.5	(13.7)	69.6
Depreciation expense	20.8	11.2	4.0	-	36.0
Proportional share of equity affiliates' depreciation	-	0.5	-	-	0.5
Interest expense, net	-	-	-	12.4	12.4
Adjusted EBITDA	67.3	54.5	18.3	(3.8)	136.3
Capital expenditures	96.7	15.0	0.4	-	112.1

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Three Months Ended September 30, 2018
Revenues and other income	$96.9	$65.2	$21.7	$-	$183.8
Net income (loss)	52.3	39.6	8.3	(14.1)	86.1
Net income (loss) attributable to Hess Infrastructure Partners LP	40.1	31.7	6.7	(13.1)	65.4
Depreciation expense	16.5	11.0	4.0	-	31.5
Interest expense, net	-	-	-	12.9	12.9
Adjusted EBITDA	68.8	50.6	12.3	(1.2)	130.5
Capital expenditures	81.8	0.5	1.1	-	83.4

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Nine Months Ended September 30, 2019
Revenues and other income	$298.0	$208.0	$88.8	$-	$594.8
Net income (loss)	132.5	124.2	38.8	(52.9)	242.6
Net income (loss) attributable to Hess Infrastructure Partners LP	106.8	99.3	31.2	(45.7)	191.6
Depreciation expense	59.5	33.5	12.0	-	105.0
Proportional share of equity affiliates' depreciation	-	0.5	-	-	0.5
Interest expense, net	-	-	-	44.2	44.2
Adjusted EBITDA	192.0	158.2	50.8	(8.7)	392.3
Capital expenditures	284.2	23.7	0.1	-	308.0

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Nine Months Ended September 30, 2018
Revenues and other income	$278.6	$186.4	$61.8	$-	$526.8
Net income (loss)	154.5	111.0	24.8	(43.7)	246.6
Net income (loss) attributable to Hess Infrastructure Partners LP	119.5	88.6	20.0	(39.8)	188.3
Depreciation expense	48.9	32.8	11.8	-	93.5
Interest expense, net	-	-	-	40.1	40.1
Gain on sale of property, plant and equipment	-	-	-	0.6	0.6
Adjusted EBITDA	203.4	143.8	36.6	(4.2)	379.6
Capital expenditures	193.2	7.9	3.3	-	204.4

Total assets for the reportable segments are as follows:

	September 30, 2019	December 31, 2018
(in millions)
Gathering	$1,771.8	$1,544.0
Processing and Storage	1,037.9	1,008.6
Terminaling and Export	312.9	320.2
Interest and Other	18.0	118.4
Total assets	$3,140.6	$2,991.2

Note 14.  Income Taxes

We are not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we do not provide for income tax benefit or expense.  Each partner is subject to income taxes on its share of the partnership’s earnings.

On March 1, 2019, we acquired Hess Water Services (see Note 3, Acquisitions). For the periods prior to March 1, 2019, Hess Water Services was included in the consolidated income tax returns of Hess. The provision for Hess Water Services’ income taxes and income tax assets and liabilities were determined as if it was a standalone taxpayer for all periods presented and is included in our retrospectively recast financial statements. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to the amount expected to be realized. For the periods following March 1,

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

2019 Hess Water Services is not taxable itself and is not part of a separate taxable entity; therefore, no income tax provision is recognized. All of the income before income taxes for the periods presented was earned in the United States.

Hess Water Services is in a three-year cumulative loss at the end of 2018 and 2017, which constitutes objective negative evidence to which accounting standards require we assign significant weight relative to subjective estimates, such as income projections. As such, a full valuation allowance is maintained against net deferred tax assets of Hess Water Services, which results in a 0% effective tax rate and zero net deferred tax assets presented on the balance sheet.

Note 15.  Subsequent Events

We have evaluated subsequent events through November 8, 2019, the date the accompanying consolidated financial statements were available to be issued, and determined the following subsequent events:

On October 24, 2019, the board of directors of Hess Midstream Partners’ general partner declared a quarterly cash distribution of $0.4112 per common and subordinated unit for the quarter ended September 30, 2019, an increase of 15% compared with the quarter ended September 30, 2018. The distribution will be payable on November 13, 2019, to unitholders of record as of the close of business on November 4, 2019.

On October 4, 2019, Hess Midstream Partners announced execution of a definitive agreement to acquire the Partnership, including our 80% interest in the Joint Interest Assets, 100% interest in the water services business and outstanding economic general partner interest and incentive distribution rights in Hess Midstream Partners. As consideration for the contribution of Hess and GIP’s ownership interests in the Partnership, Hess Midstream Partners will assume approximately $1.15 billion of our existing debt, will issue approximately 230 million limited partner units in Hess Midstream Partners and pay a cash consideration of approximately $550 million to Hess and GIP collectively.

Under the proposed transaction, Hess Midstream Partners’ organizational structure will be converted into an “Up-C” structure in which incentive distribution right payments to sponsors are eliminated. Public unitholders will receive newly issued securities in a new public entity to be named “Hess Midstream LP” that will be taxed as a corporation for U.S. federal and state income tax purposes. In connection with the proposed transaction, Hess Midstream Partners will own 100% of the underlying assets and be consolidated under Hess Midstream LP. Hess Midstream Partners’ existing public unitholders will receive one class A share representing a limited partner interest in Hess Midstream LP for each Hess Midstream Partners common unit they own. Hess and GIP’s ownership will be primarily through class B units of Hess Midstream Partners that are exchangeable into class A shares of Hess Midstream LP on a one-for-one basis. Following the transaction, public shareholders will own 6% of the consolidated entity and Hess and GIP will each own 47% of the consolidated entity on an as-exchanged basis.

In conjunction with the proposed transaction, approximately $355 million in existing borrowings under the Partnership’s credit facilities will be retired and Hess Midstream Partners will assume approximately $800 million of the Partnership’s outstanding notes in a par-for-par exchange. On October 4, 2019, Hess Midstream Partners announced that it has commenced the offer to exchange the Partnership’s notes for new notes to be issued by Hess Midstream Partners and, on October 21, 2019, Hess Midstream Partners announced that 99.32% of the aggregate principal amount of the Partnership’s notes have been validly tendered and not validly withdrawn pursuant to the exchange offer as of the early tender date. Hess Midstream Partners expects to pay a consent payment of approximately $2.0 million on the settlement date. In addition, Hess Midstream Partners will incur additional borrowings of approximately $960 million, resulting in expected total debt of $1.77 billion at the close of the transaction.

The proposed transaction has been unanimously approved by Hess Midstream Partners’ Board and by a conflicts committee of Hess Midstream Partners’ Board comprised of independent directors. The transaction is expected to close in the fourth quarter of 2019, subject to customary closing conditions and receipt of regulatory approvals. The transaction is expected to be treated for accounting purposes as a reorganization of entities under common control and recorded at the historical carrying values of the assets, liabilities and equity interests of the parties to the transaction. Furthermore, following the closing of the transaction, historical financial statements of Hess Midstream Partners will be retrospectively recast to include the historical results of the Partnership.